Exhibit 3

Names and Addresses of the Underwriters

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

BBVA Securities Inc.

Two Manhattan West

375 Ninth Avenue, 9th floor

New York, NY 10001

Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, NY 10020

Morgan Stanley & Co. LLC

1585 Broadway Avenue

New York, NY 10036